Exhibit 4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated March 30, 2006, with respect to the consolidated financial statements of Queenstake Resources Ltd. included in this Annual Report on Form 40-F for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission.

/s/ Staley, Okada & Partners
Staley, Okada & Partners
Chartered Accountants
Vancouver, British Columbia, Canada

March 30, 2006